Exhibit 99.1
FOR IMMEDIATE RELEASE

GameStop Corp. Contacts:
Investor Contact:	Media Contact:
David W. Carlson	Chris Olivera
Executive Vice President &	Director, Public Relations
Chief Financial Officer	GameStop Corp.
GameStop Corp.	(817) 424-2130
(817) 424-2130
GameStop Corp. Announces Pricing of
Senior Floating Rate Notes and Senior Notes
Grapevine, TX (September 26, 2005) – GameStop Corp. (NYSE: GME; GME.B) announced today that GSC Holdings Corp. and GameStop, Inc., both wholly-owned subsidiaries of GameStop Corp., have agreed to sell U.S. $300,000,000 aggregate principal amount of Senior Floating Rate Notes and $650,000,000 aggregate principal amount of Senior Notes. The Senior Floating Rate Notes were priced at 100%, will bear interest at LIBOR plus 3.875% and will mature on October 1, 2011. The Senior Notes were priced at 98.688%, will bear interest at 8.0% and will mature on October 1, 2012. The offering is expected to close on or about September 28, 2005. The net proceeds of the offering will be used to pay the cash portion of the merger consideration to be paid to the stockholders of Electronics Boutique Holdings Corp. in connection with the pending business combination with Electronics Boutique, which transaction is subject to stockholder approval.
The gross proceeds of the offering will be placed into escrow and be released to the issuers, less applicable discounts, in connection with the closing of the business combination. In the event the business combination does not close by October 31, 2005, the notes will be redeemed.
GSC Holdings Corp. and GameStop, Inc. placed the notes in a private transaction under Rule 144A under the United States Securities Act of 1933, as amended, and in transactions outside the United States in reliance upon Regulation S under the Securities Act. The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any notes or any other securities, nor will there be any sale of the notes or any other security in any jurisdiction in which such an offer or sale would be unlawful.

About GameStop Corp.
Headquartered in Grapevine, TX, GameStop Corp. (NYSE:GME) (NYSE:GME.B) is one of the nation’s largest video game and entertainment software retailers. The company operates 1,980 retail stores throughout the 50 states, the District of Columbia, Puerto Rico, Ireland and the United Kingdom, primarily under the GameStop(R) brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer(R) magazine, a leading video and computer game publication. GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.
General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations/.
About Electronics Boutique Holdings Corp.
Electronics Boutique, a Fortune 1000 company, is a leading global retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of July 30, 2005, the company operated 2,280 stores in the United States, Australia, Canada, Denmark, Finland, Germany, Italy, New Zealand, Norway, Puerto Rico, Spain and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at http://www.ebgames.com. Additional company information is available at http://www.ebholdings.com.
SAFE HARBOR
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving GameStop and Electronics Boutique, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop’s and Electronics Boutique’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that could cause GameStop’s and Electronics Boutique’s results to differ materially from those described in the forward-looking statements can be found in the Annual Reports on Forms 10-K/A of GameStop and Electronics Boutique for the fiscal year ended January 29, 2005 filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov.
# # #

3